Exhibit 10.2

May 21, 2020

Mr. Brett J. Hart
United Airlines Holdings, Inc.
233 South Wacker Drive, Dept. HQSEO
Chicago, IL 60601

Dear Brett,

The purpose of this letter is to set forth your voluntary agreement to forego 100% of your base salary (the “Waived Amount”) that would otherwise be earned by you with respect to the period May 20, 2020 through December 31, 2020 (the “Voluntary Period”). The parties to this letter agreement may extend the Voluntary Period by mutual agreement.

This letter agreement is entered into by and among you, United Airlines Holdings, Inc., a Delaware corporation (the “Company”), and United Airlines, Inc., a Delaware corporation (“United,” and together with the Company, the “Employers”).

You agree that the Employers will not pay you, and you shall have no right to, the Waived Amount during the Voluntary Period and the waiver shall not constitute a breach by the Employers of any obligations of the Employers to you in your service as an officer or employee of the Employers. You acknowledge that your ability to participate in, or to accrue benefits under the United 401(k) plan is dependent upon your receipt of base salary and will be impacted by this voluntary salary waiver. The Employers agree that this voluntary salary waiver shall not affect your rights to any other benefits provided to you by the Employers, including any benefits outlined in the Company’s Executive Severance Plan or approved by the Company’s Compensation Committee, except as specifically set forth in this letter, and those rights shall be determined for all other purposes as if your salary continued to be paid at its then-approved level, without regard to this waiver. The Employers agree that any payment pursuant to the 2020 annual incentive program award previously granted to you shall be calculated as if you had earned and received the Waived Amount. In addition, to the extent that the salary waiver impacts your participation in, or the level of benefits provided under, any welfare benefit plan provided by United (such as life insurance), United shall provide an equivalent benefit to you at no additional cost, of any kind, to you. The Employers recognize that certain benefits provided to our employees require payroll deduction to reflect the employee’s contributions toward the cost of such benefits. To the extent that you participate in such a benefit during 2020, United will determine an appropriate process so that an amount equivalent to your 2020 contribution requirements is attributed to you during 2020 so that an appropriate withholding equivalent can be recorded, as appropriate to comply with the terms of any such benefit program, and any such process shall be undertaken in any event prior to December 31, 2020 for any such benefit that you have elected to receive. This letter will not impact your right to participate in any long-term incentive program maintained by the Employers.

Mr. Brett J. Hart
May 21, 2020

By signing below, you agree that this letter agreement accurately reflects our mutual understanding with respect to your desire to forego your salary as described herein.

Very truly yours,

UNITED AIRLINES HOLDINGS, INC.

By: /s/ Kate Gebo
Name:    Kate Gebo
Title:    Executive Vice President,
Human Resources and Labor Relations

UNITED AIRLINES, INC.

By: /s/ Kate Gebo
Name:    Kate Gebo
Title:    Executive Vice President,
    Human Resources and Labor Relations

ACKNOWLEDGED AND AGREED:

/s/ Brett J. Hart
Brett J. Hart